Exhibit 5.1

October 6, 2021

Lucid Diagnostics Inc.

One Grand Central Place, Suite 4600

New York, New York 10165

Dear Sirs:

We have acted as counsel to Lucid Diagnostics Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-259721) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering up to 5,750,000 shares (the “Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”), including the shares subject to the underwriters’ over-allotment option.

We have examined the Registration Statement, the Prospectus, the certificate of incorporation and bylaws of the Company each as currently in effect as of the date hereof, and such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. We have further assumed that the Shares will be sold at a price established by the Board of Directors of the Company or the Pricing Committee thereof in accordance with Section 153 of the General Corporation Law of the State of Delaware. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

We are opining solely on General Corporation Law of the State of Delaware, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution, all applicable judicial and regulatory determinations in connection therewith. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision, or otherwise. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based upon the foregoing, we are of the opinion that the Shares, when sold and issued against payment therefor in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller